                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                     Quarter Ended     Quarter Ended
                                                     June 30, 2002     June 30, 2001
                                                     -------------     -------------
Net Income                                              $ 70,866         $  4,446
                                                        ========         ========
Weighted average shares outstanding                      205,007          204,787

Reduction for common shares not yet released by
  Employee Stock Ownership Plan                            6,688            8,741
                                                        --------         --------
Total weighted average common shares
  outstanding for basic computation                      198,319          196,046
                                                        ========         ========
Basic earnings per share                                $    .36         $    .02
                                                        ========         ========
Total weighted average common shares
  outstanding for basic computation                      198,319          196,046

Common stock equivalents due to dilutive
  effect of stock options                                  2,462            2,647
                                                        --------         --------
Total weighted average common shares and
  equivalents outstanding for diluted computation        200,781          198,693
                                                        ========         ========
Diluted earnings per share                              $    .35         $    .02
                                                        ========         ========


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